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                                                                   Exhibit 10.01

January 29, 2004

Mr. Jim Wickett
[Address]
[Address]

Dear Jim,

I am pleased offer you the position of EVP Corporate Development at Macrovision Corporation, reporting to me. Your compensation will consist of a base salary of $250,000 annually. You will also be eligible to participate in our EIP (Executive Incentive Plan) for the 2004 calendar year, which has just been sent to the Board comp committee for approval. I anticipate that within the next two weeks the comp committee will approve the 2004 EIP Plan, as it is identical to the 2003 Plan, and will provide a payout at 100% achievement of targets equal to [__]% of your earned salary. The EIP bonus payout is split with [__]% based on the Company meeting both its revenue and EBIT plan, and [__]% based on your achievement of specific MBO objectives that you and I will develop together. This job location is based in our offices located at 2830 De La Cruz Blvd in Santa Clara and does not involve telecommuting.

Additionally, you will receive a 150,000 share stock option grant, which needs to be approved by the Board of Directors. The price per share for this grant will be set at the closing market price of Macrovision Corporation stock (NASDAQ: MVSN) on your first day of employment. These options will vest in 3 years in accordance with the terms and conditions of the Macrovision Corporation 1996 Equity Incentive Plan as follows; 1/6 of total option grant at one year from date of grant, 1/36 of total option grant per month for the next twelve months and 1/24 of total option grant per month for the final twelve months. At a stock price of $25.00, this option package has a Black Scholes capital appreciation value of $2,250,000.

As long as the Company continues with its current employee stock option program (which may be curtailed if FASB implements mandatory stock option expensing rules, or may be changed at will by the Board of Directors) you will be eligible for an annual refresh grant of up to ________ shares, contingent on your performance.

As a Macrovision employee, you will receive our standard benefits including Flexible Time Off (FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment into our Employee Stock Purchase Plan (ESPP), Medical Spending and 401(k) Plans. A description of our benefits is attached. Additionally, your salary, along with your performance, will be reviewed in one year from your date of hire (your anniversary date). These, and other matters, will be fully explained to you


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during your orientation; however, feel free to contact me or George Greeley, our
Director of HR, with any questions prior to that time.

In compliance with the Immigration Reform and Control Act of 1986, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you on your first day documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc.). In addition, in order to verify your recent salary and compensation, you are asked to bring your W-2 forms (or other evidence of your work-related compensation) for two of the last three years: 2001, 2002, 2003. This offer of employment is contingent upon your providing the appropriate identification and salary history information.

As Macrovision's relationship with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. Also, any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws shall be submitted to binding arbitration under the administration of the American Arbitration Association.

It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the CEO of Macrovision.

As is standard for our senior executives, you will be offered an Executive Severance and Employment Agreement after completing 12 months of service. The intent of such agreement is to protect you and provide accelerated stock option vesting and a minimum of 6-months' severance pay should a `change of control' of the Company occur and should you lose your job or have your job materially diminished in title, job function, or salary as a result.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that the Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information and Inventions Agreement, as well as our Securities Trading Policy, both of which are attached.

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me no later than February 6, 2004.


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Jim, we look forward to your joining Macrovision and being a key contributor in helping us [omitted]. I will also be looking to you to work with our Business Units to lead the process for defining successful product and business strategies.


Sincerely,

/s/ William A. Krepick

William A. Krepick
President/CEO

Attach: 2004 Proposed EIP (awaiting comp committee approval)
        Benefits Summary
        Proprietary Information and Inventions Agreement
        Securities Trading Policy



Agreed & Accepted:   /s/ Jim Wickett                  February 3, 2004
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                                                      (Date)


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